Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that this Statement on Amendment No. 5 to Schedule 13D with respect to the Common Stock of BioCardia, Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: December 29, 2016	FROST GAMMA INVESTMENTS TRUST

/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee

/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Individually